Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On May 15, 2002, I-many, Inc. and subsidiaries (the “Company”) terminated the engagement of Arthur Andersen LLP (“Andersen”) as its independent accountants as Andersen’s offices in the State of Massachusetts were to close effective June 30, 2002. The decision to terminate Andersen was approved by the Company’s Audit Committee and the Company’s Board of Directors.

Andersen was the Company’s independent accountants. As a result of the closing of Andersen, we were unable to obtain the consent to Andersen to the incorporation by reference in our registration statements on Form S-8 Nos. 333-86958, 333-64974, 333-60162, and 333-41362 and in our registration statements on Form S-3 Nos. 333-68924, 333-76716, 333-85044 and 333-88714 of the audit report of Andersen with respect to our financial statements as of December 31, 2001 and for the fiscal years ended December 31, 2001 and 2000. We have dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) to file the consent of Andersen in reliance on Rule 437(a) under the Securities Act. Because Andersen has not consented to the incorporation by reference of their report in the registration statements identified above, purchasers of securities offered pursuant to those registration statements on or after the filing of this Form 10-K/A will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference in those financial statements or any omission to state a material fact required to be stated in those financial statements.